Exhibit 10.5

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (“Agreement”) is entered into by and between Solar Power, Inc., a California corporation (“SPI”) and Hawaiian Power, LLC, a California limited liability company (“HPL” and collectively with SPI, “Secured Parties”) as of March 12, 2013 (“Effective Date”). The parties agree as of the Effective Date as follows:

1.            Background and Purpose.

(a)     Reference is made to that certain Solar Development Agreement dated effective March 12, 2013 by and among SPI, HPL, Solar Hub Utilities LLC (“SHU”), and Calwaii Power Holdings, LLC (“Holding Co.”), including all schedules and exhibits thereto (the “Development Agreement”) . Pursuant to the terms of the Development Agreement, SPI and HPL have agreed to advance funds and make loans to SHU. The loans by SPI are evidenced by that certain Amended and Restated Secured Promissory Note dated effective March 12, 2013 by SHU in favor of SPI in the amount of Nine Million Dollars ($9,000,000) (as amended from time to time, “SPI Note”). The loan by HPL is evidenced by that certain Amended and Restated Secured Promissory Note dated effective March 12, 2013 in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) by SHU in favor of HPL (as amended from time to time, “HPL Note” and collectively with the SPI Note, “Notes”). Any capitalized but undefined terms herein shall have the meanings ascribed to such terms in the Development Agreement.

(b)     Reference is made to that certain Security Agreement (Assets) dated July 12, 2012 by SHU as Debtor and SPI as Secured Party, as amended by that First Amendment to Security Agreement dated October 24, 2012 (as amended from time to time, “SHU Security Agreement”); the Security Agreement (Membership Interests) dated July 12, 2012 by JP Energy Partners, LP, an Arizona limited partnership, Estelle Green, Richard Kalau Jones, Jeremy Staat, and Luke Estes (collectively, the “Pledgors”) in favor of SPI (as amended from time to time, “Membership Pledge”); the Security Agreement (Assets) dated October 24, 2012, by Ohana Solar Power, LLC (“Ohana”) as Grantor in favor of SPI as Secured Party (as amended from time to time, “Ohana Security Agreement”); and one or more Accommodation Mortgage, Financing Statement and Security Agreement by Ohana in favor of SPI (“Mortgages” and collectively with the SHU Security Agreement, Membership Pledge, Ohana Security Agreement, and any other documents or instruments reflecting SPI’s security interest in connection with SHU and/or the Projects, the “Security Documents”). Pursuant to that certain Omnibus Amendment to Loan Documents dated effective March 12, 2013 by and among SPI, HPL, SHU, Ohana, and the Pledgors, the security interest created by the Security Documents was extended to secure the obligations under both the SPI Note and the HPL Note.

(c)     SPI, HPL and SHU have formed the Company and are parties to that certain Limited Liability Company Agreement for Calwaii Power Holdings, LLC, a Delaware limited liability company dated effective March 12, 2013 (“LLC Agreement”).

(d)     In connection with the foregoing, SPI and HPL wish to set forth, and coordinate, their rights in, under, and to the Development Agreement, Notes, and Security Documents, and LLC Agreement, as set forth herein.

2.             Intercreditor Terms.

2.1.     Equal Priority. The Secured Parties agree that the security interests granted to each Secured Party under the Security Documents be of equal priority, as between SPI and HPL. SPI and HPL further acknowledge that, because of the nature of the filing of the UCC-1 Financing Statements, the two security interests granted hereunder necessarily will be perfected at different times. Each of the Secured Parties agrees that, regardless of the time of perfection of each of the two security interests granted hereunder, the Secured Parties shall treat the two security interests as being of equal priority as if perfected simultaneously.

2.2.     Coordinated Efforts.

(a)   The Secured Parties each agree to use commercially reasonable efforts to coordinate efforts, cooperate and act in a manner likely to obtain maximum liquidation value and return to the Secured Parties in the event of any defaults by SHU, Ohana or the Pledgors under the Development Agreement, the Notes or any of the Security Documents, and the exercise of any foreclosure, liquidation, enforcement or other rights and remedies as a secured party.

(b)   In the event of a Seller Event of Default under the Development Agreement, or a default under the SPI Note, HPL Note, or any of the Security Documents, no Secured Party shall have the right to declare an event of default or commence any foreclosure or enforcement action under any Security Document without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)   Notwithstanding the foregoing, the requirement set forth in Section 2.2(b) shall not apply when a Secured Party has failed to make any Cash Advance payments required of it pursuant to the terms of the Development Agreement (“Defaulting Party”) and the other Secured Party has made the required Cash Advance payments in the amount then due by the Defaulting Party pursuant to Section 2.2.1(b)(iv) of the Development Agreement (“Non-Defaulting Party”) and, in such event, the Non-Defaulting Party may thereafter exercise all such rights and take such actions described in Section 2.2(b) above, as determined in its sole discretion.

2.3.     Non-transfer. Neither SPI nor HPL will transfer, delegate, or assign its rights, duties or obligations under the Development Agreement, Notes, LLC Agreement, Security Agreements, or this Agreement to any person, other than a wholly owned subsidiary, without the consent of the other Secured Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event a Secured Party fails to make any Cash Advance payments required of it pursuant to the terms of the Development Agreement, for purposes of securing additional funding for the Projects, the Non-Defaulting Party may thereafter freely transfer, delegate or assign all of its rights under the above described agreements to any other person and without the consent of the Defaulting Party.

2.4.     Acknowledgement and Affirmation of Cure Rights. The Secured Parties acknowledge and affirm the terms and conditions set forth in the Development Agreement and LLC Agreement which provide, among other things, that if a Secured Party has failed to make any Cash Advance payments required of it pursuant to the terms of the Development Agreement the other Secured Party may elect to make the required Cash Advance payments in the amount then due which, accordingly, results in certain adjustments and additional rights and remedies provided to such Non-Defaulting Party, including, without limitation, pursuant to the terms and conditions set forth in Section 2.2.1(b)(iv) of the Development Agreement and Section 8.2.5 of the LLC Agreement. Notwithstanding the foregoing, in no event shall either SPI or HPL have any obligation to make Cash Advances or otherwise provide funds in excess of their respective SPI Advance Cap or HPL Advance Cap.

2.5.     Division of Payments and Collateral.

Notwithstanding Section 2.1 above or any other provision of this Agreement:

(a)   If there are no events of default by SHU, Ohana or the Pledgors under the Development Agreement, the Notes or any of the Security Documents, all proceeds from the sale of Projects or SPE’s shall be paid and distributed pursuant to the terms of the LLC Agreement.

(b)   In the event of any event of default by SHU, Ohana or the Pledgors under the Development Agreement, the Notes or any of the Security Documents by SHU and the enforcement of the rights of the Secured Parties under the Security Documents, pursuant to the terms and conditions of this Agreement, any proceeds from any foreclosure sale, or any assets or membership interests, shall be divided between SPI and HPL and, distributed in the following priority:

(i)     First, if a Non-Defaulting Party has made a Cash Advance in the amount then due by the Defaulting Party, pursuant to Section 2.2.1(b)(iv) of the Development Agreement, the Defaulting Party shall subordinate its rights to the Non-Defaulting Party and one hundred percent (100%) of the proceeds, assets or membership interests to such Non-Defaulting Party up to the total amount outstanding under the Note of such Non-Defaulting Party, and then one hundred percent (100%) of the proceeds, assets or membership interests to the Defaulting Party up to the total amount outstanding under the Note of such Defaulting Party; and

(ii)     Second, pro rata to each Secured Party in a percentage equal to the amount of the total principal outstanding under the Notes, collectively, compared to the total principal outstanding under each Secured Party’s Note.

For the avoidance of doubt, the subordination of a Defaulting Party’s rights under the Security Documents to a Non-Defaulting Party, as provided in Section 2.5(b)(i) above, shall occur only in the event a Defaulting Party fails to make any Cash Advance payments required of it and the Non-Defaulting Party has made the required Cash Advance payments in the amount then due by the Defaulting Party. In such event, for purposes of securing additional funding for the Projects, the Non-Defaulting Party shall thereafter have the right to freely transfer, delegate or assign all of its rights under the Security Documents and this Agreement, as determined in its sole discretion.

(c)   Once any asset or membership interests are distributed to a Secured Party, this Agreement shall no longer apply to such asset or membership interest, and the Secured Party receiving such asset or membership interest may exercise all right, title and interest with respect to such asset or vote the membership interest in such Secured Party’s sole discretion.

2.6.     Expenses. The Secured Parties agree that should any action need to be taken with respect to any Security Document, including, but not limited to, declaring a default, instituting foreclosure procedures, and attorney’s fees associated therewith, the Secured Parties will each pay such fees and costs in proportion to their percentage obligations to make any Cash Advance under Section 2.2.1(b)(ii) of the Solar Development Agreement.

3.     General Provisions.

3.1     Entire Agreement. This document, including the agreements referenced herein which are each incorporated by reference constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

3.2     Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

3.3     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

3.4     Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

3.5     Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

3.6     Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given: (i) on the date of personal service on the parties; (ii) on the third business day after mailing, if the document is mailed by certified mail, postage prepaid, return receipt requested; (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by certified mail shall not defeat the effectiveness of notice actually received by the addressee.

3.7     Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

3.8     Post-Judgment Attorneys’ Fees. If the services of an attorney are required by any party to enforce a judgment rendered in connection with this Agreement, the judgment creditor shall be entitled to reasonable attorneys’ fees, costs and other expenses, and such fees, costs and expenses shall be recoverable as a separate item. This provision of this Agreement shall survive any judgment, and shall not be deemed merged into the judgment.

3.9     Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

3.10     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

3.11     Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

3.12     Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

3.13     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

SPI:

SOLAR POWER, INC.,
a California corporation

By:	/s/ James R. Pekarsky
Name:	James R. Pekarsky
Title:	Chief Financial Officer

HPL:

HAWAIIAN POWER, LLC,
a California limited liability company

By SCB Investments, LP,

a Managing Member

By:	/s/ Timothy Weir
Name:	Timothy Weir
Title:	Manager, SC Investments II, LLC, its General Partner